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                                                                    Exhibit 99.2


[KROGER LOGO]                                                   FRED MEYER, INC.




                                  PRESS RELEASE

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Media Contacts:       Lynn Marmer, The Kroger Co. (513) 762-4449
                      Ken Thrasher, Fred Meyer, Inc. (503) 797-7008

Investor Contacts:    Kathy Kelly, The Kroger Co. (513) 762-4969
                      David Jessick, Fred Meyer, Inc. (503) 797-7900


                      KROGER AND FRED MEYER MERGER APPROVED

         CINCINNATI, OH and Portland, OR May 27, 1999 -- The Kroger Co. (NYSE:
KR) and Fred Meyer, Inc. (NYSE: FMY) announced today that the Federal Trade Commission (FTC) has approved the merger of the two companies. The terms of the approval require the sale of eight stores. The eight stores that will be divested are located in Prescott, Sierra Vista and Yuma, Arizona; Cheyenne, Green River and Rock Springs, Wyoming; and Price, Utah. ( A chart is attached.)

         "We are pleased to receive regulatory approval of the merger," said Joseph A. Pichler, Chairman and CEO of Kroger. "The FTC review process was comprehensive and thorough."

         Mr. Pichler expressed confidence that the merger will produce the expected synergies on schedule. "Under the leadership of Bob Miller (Fred Meyer's CEO) and Dave Dillon (Kroger's President), Kroger and Fred Meyer executives have led integration teams since October 1998. The teams have identified significant synergy





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opportunities, which we will begin to implement immediately," he stated. "The
Kroger Co. is confident that we will achieve our projected synergies ."

         The Company expects to achieve $75 million in synergy savings in the first 12 months, $150 million in the second 12 months and $225 million in third 12 months. Based on fiscal years, the Company projects the timing of the savings to be as follows: 1999--$40 million; 2000--$115 million; 2001--$190 million; and 2002 and beyond--$225 million.

         Robert G. Miller, who becomes Kroger's Vice-Chairman and Chief Operating Officer when the merger closes, said "customers will see great stores become even better. Our fundamental strategy is to leverage our size while, at the same time, allowing our operators the freedom to respond to local communities and markets. As we integrate the two companies, all of us are focused on keeping the customer our number one priority. We feel confident we will accomplish that goal because of the strong operators who lead our divisions."

         David B. Dillon, Kroger's President, believes a key to the merger's success is that the identities and traditions of the various operating units will not change. "Customers will continue to see the neighborhood chain they are familiar with today. The combined company will have 18 food store divisions, each with the authority to establish operating, merchandising and pricing strategies in response to the demographic, economic and competitive conditions in each market."

         The companies expect to close the merger by the end of business today.





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         The $13.5 billion merger creates the nation's largest grocery store chain, with combined sales in fiscal year 1998 of $43 billion and EBITDA of $2.8 billion. Following the closing, Kroger will have 2,200 grocery stores in 31 states.

         The merged company holds the #1 or #2 market share position in 33 of the nation's 100 largest markets. In addition, Kroger will have a major presence in 10 of the 15 fastest growing markets. The banners of the food stores are Kroger, Ralphs Supermarkets, Smith's Food & Drug Stores, Fred Meyer, Quality Food Centers (QFC), King Soopers, Dillon Stores, Fry's Food & Drug Stores, City Market, Gerbes, Food 4 Less, Cala Foods, Bell Markets, PriceRite, FoodsCo, Owen's Supermarkets and Hilander Food Stores.

         In addition, the Company holds a leading position in two other retail businesses. Fred Meyer is the fourth largest fine jewelry store operator, with 381 stores under five names in 26 states. As the fourth largest convenience store operator, the Company has 797 stores under 6 banners in 15 states. Kroger also is one of the nation's leading grocery and dairy manufacturer with 44 facilities in 17 states.

         The combined Company has approximately 430 million shares outstanding (on a diluted basis). Fred Meyer shareholders will receive one share of Kroger common stock for each share of Fred Meyer common stock as a result of the merger. The transaction is being treated as a "pooling of interests" for accounting purposes.

         In addition, the Company said that it plans to guarantee the public debt of Fred Meyer and its subsidiaries.

         The transaction is expected to be neutral to earnings per share in the first 12 months and accretive thereafter. On a cash flow per share basis the merger is




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anticipated to be immediately accretive. The Company has set an annual earnings per share growth target of 16 -18% beginning in the year 2000. The Company stated it is comfortable with analysts' consensus estimates for the first quarter, which ended May 22, 1999, and for the 1999 fiscal year.

                                      # # #

         This press release contains certain forward-looking statements about the future performance of the Company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. We assume no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to, material adverse changes in the business or financial condition of Kroger and other factors affecting the businesses of the Company which are described in filings with the Securities and Exchange Commission.






     LOCATION                  STORE TO BE SOLD             PURCHASER
Prescott, Arizona             Fry's of Arizona           Fleming Companies

Sierra Vista, Arizona         Smith's                    Fleming Companies

Yuma, Arizona                 Fry's of Arizona           Fleming Companies

Cheyenne, Wyoming             Smith's (2)                Nash Finch

Green River, Wyoming          City Market                Fleming Companies

Rock Springs, Wyoming         City Market                Fleming Companies

Price, Utah                   City Market                Albertson's




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